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Exhibit 10.1

FOURTH AMENDMENT

THIS FOURTH AMENDMENT (this "Amendment"), dated as of September 27, 2002, is entered into by and among LOUISIANA-PACIFIC CORPORATION, a Delaware corporation (the "Borrower"), BANK OF AMERICA, N.A., as agent for the Lenders (the "Administrative Agent") and those financial institutions parties to the Credit Agreement as defined below (collectively, the "Lenders") signatory hereto.

RECITALS

        A.    The Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of November 15, 2001 (as amended, modified or supplemented from time to time, including, without limitation, pursuant to the Third Amendment, dated as of August 2, 2002 the "Credit Agreement"), pursuant to which the Administrative Agent and the Lenders have extended certain credit facilities to the Borrower.

        B.    The Borrower has reported to the Administrative Agent that Schedule 5.13 to the Credit Agreement needs to be updated in order to report the occurrence of an ERISA Event. The Borrower has requested that the Administrative Agent and the Lenders agree to amend Schedule 5.13 to the Credit Agreement to reflect such event.

        C.    The Lenders have agreed to such amendment subject to the terms and conditions of this Amendment.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

          1.    Defined Terms.    Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement.

          2.    Amendment.    Schedule 5.13 to the Credit Agreement is amended and restated as set forth on the replacement Schedule 5.13 attached hereto.

          3.    Representations and Warranties.    The Borrower hereby represents and warrants as follows:

            (a)  No Default or Event of Default has occurred and is continuing (including without, limitation, any Default or Event of Default under Section 8.01(i) of the Loan Agreement).

            (b)  The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate and other action and does not and will not require any registration with, consent or approval of, notice to or action by, any person (including any Governmental Authority) in order to be effective and enforceable. The Credit Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, without defense, counterclaim or offset except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability whether enforcement is sought in a proceeding at law or in equity.

            (c)  After giving effect to this Amendment, all its representations and warranties contained in the Credit Agreement are true and correct as though made on and as of the Effective Date (as defined below) (except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date).

            (d)  It is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Administrative Agent, the Lenders (except for the performance of the terms hereof applicable to them) or any other person.

          4.    Effective Date.    This Amendment will become effective as of the date first written above (the "Effective Date") provided that the Administrative Agent has received an original or facsimile of this Amendment duly executed by the Required Lenders and the Borrower.

          5.    Reservation of Rights.    The Borrower acknowledges and agrees that the execution and delivery of this Amendment by the Administrative Agent and the Lenders party hereto shall not be deemed to create a course of dealing or otherwise obligate the Administrative Agent or any Lender to execute similar consents under the same or similar circumstances in the future.

          6.    Miscellaneous.

            (a)  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights or remedies of the Administrative Agent or the Lenders under the Credit Agreement, the Loan Documents, or any related documents, and shall not alter, modify, amend, or in any way affect the terms, conditions, obligations, covenants, or agreements contained in the Credit Agreement, the Loan Documents, or any related documents, all of which are hereby ratified and affirmed in all respects and shall continue in full force and effect.

            (b)  This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

            (c)  This Amendment, shall be governed by, and construed in accordance with, the law of the state of New York applicable to agreements made and to be performed entirely within such state; provided that the Administrative Agent and each Lender shall retain all rights arising under federal law.

            (d)  This Amendment, may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

            (e)  This Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment, supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of Section 10.1 of the Credit Agreement.

            (f)    If any term or provision of this Amendment, shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.

            (g)  The Borrower hereby covenants to pay or to reimburse the Administrative Agent and the Lenders, upon demand, for all reasonable costs and expenses (including reasonable attorney fees and expenses) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

LOUISIANA-PACIFIC CORPORATION, as the Borrower
By:	/s/ J.K. MATHENEY
Name:	J.K. Matheney
Title:	Executive Vice President

BANK OF AMERICA, N.A., as Administrative Agent, an L/C Issuer and a Lender
By:	/s/ MICHAEL BALOK
Name:	Michael Balok
Title:	Managing Director

WACHOVIA BANK, N.A., as Syndication Agent and a Lender
By:	/s/ CHRIS ABE
Name:	Chris Abe
Title:	Manager

ROYAL BANK OF CANADA, as Documentation Agent and a Lender
By:	/s/ SHAWN JANKO
Name:	Shawn Janko
Title:	Vice President

THE BANK OF NOVA SCOTIA, as a Lender
By:	/s/ PATRICK F. NORRIS
Name:	Patrick F. Norris
Title:	Director

REPLACEMENT SCHEDULE 5.13
5.13(c) ERISA Compliance

5.13(c)(i)

        On May 8, 2002, the Company announced a program of facility sales and closures that to the extent implemented could result in a reduction under ERISA Section 4040(c)(3) of more than 20 percent of the active participants in 2002 or 2003, or more than 25 percent of the active participants in 2002 and 2003, in either or both of the Louisiana-Pacific Retirement Account Plan or the ABTco Inc. Retirement Plan.

        The plan participant data currently available indicates that a reportable event has occurred as of September 13, 2002, with regard to the Louisiana-Pacific Corporation Retirement Account Plan only, as a result of an active participant reduction of 20% in 2002 for that plan. Plan actuaries have determined that there is no waiver applicable to the PBGC Form 10 filing, and LP plans to file the PBGC Form 10 within the thirty day period. The current and anticipated future levels of participant reductions may constitute a partial termination of either or both plans, in which event the affected participants must under tax qualified plan law be vested to the extent their benefits are already funded. The Company has decided to fully vest the affected participants who are not already vested, by Plan amendment, instead of incurring the substantial administrative expenses and uncertainties of a vesting to the extent funded determination. The value of the benefits to be fully vested will not exceed $5,000,000.00.

5.13(c)(ii)

        The Company sponsors the Louisiana-Pacific Corporation Retirement Account Plan. Originally this was a defined benefit pension plan covering certain hourly employees of LP. Effective January 1, 2000, this was converted to a cash balance plan covering most non-bargained employees. As of January 1, 2002, on an ongoing basis, the Plan has a surplus of approximately $1,000,000. As of January 1, 2002, on a plan termination basis, the Plan has an unfunded liability of approximately $29,000,000.

        The Company sponsors the ABTco, Inc. Retirement Plan. This is a defined benefit plan covering bargained and non-bargained employees of ABTco. As of January 1, 2002, on an ongoing basis, the Plan has a surplus of approximately $1,000,000. As of January 1, 2002, on a plan termination basis, the Plan has an unfunded liability of approximately $14,000,000.

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  Exhibit 10.1